UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2013
MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)
48084-7186
(Zip code)
Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of New Director
On September 11, 2013, the Board of Directors of Meritor, Inc. (“Meritor”) elected Thomas L. Pajonas to the Board of Directors as a Class I director with a term expiring at the 2016 annual meeting of shareholders.
As a non-employee director of Meritor, Mr. Pajonas will receive a cash retainer at the rate of $90,000 per year for Board service. Non-employee directors also receive fees of $1,500 for attendance at each standing and special committee meeting ($750 for each telephone meeting). As part of director compensation, each non-employee director is also entitled to receive, immediately after each annual meeting of shareholders, an equity grant equal to a value of approximately $100,000, in the form of shares of common stock, restricted stock or restricted share units, at the director's discretion. The restricted stock and restricted share units vest upon the earliest of (a) three years from the date of grant or (b) the date the director resigns or ceases to be a director under circumstances the Board determines not to be adverse to the best interests of the Company. In connection with his appointment, Mr. Pajonas will receive an equity award pro-rated for his time of service for the current year.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Pajonas and any of Meritor's executive officers and any director, executive officer or person nominated to become a director or executive officer. Mr. Pajonas was not selected pursuant to any arrangement or understanding between him and any person other than Meritor.  In addition, Mr. Pajonas did not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Pajonas has been Senior Vice President and Chief Operating Officer of Flowserve Corporation since January 2012. From 2004 to January 2012, he served as President of the Flow Control Division, holding the positions of Vice President from 2004 to December 2006 and Senior Vice President from December 2006. He was previously employed as Managing Director of Alstom Transport, a supplier of rail products, from 2003 to 2004 and Senior Vice President from 1999 to 2003 of the Worldwide Power Boiler Business of Alstom, Inc. From 1996 to 1999 he served in various capacities as Senior Vice President and General Manager International Operations and subsequently Senior Vice President and General Manager Standard Boilers Worldwide of Asea Brown Boveri.
CEO Compensation Arrangements

As previously disclosed, on May 3, 2013, the Board of Directors of Meritor appointed Ivor J. Evans Executive Chairman of the Board and Interim Chief Executive Officer and President. Also as previously disclosed, on August 9, 2013, the Board approved the appointment of Mr. Evans as Chairman, Chief Executive Officer and President.

On September 11, 2013, the Board of Directors approved a letter agreement with Mr. Evans relating to his compensation as permanent Chairman, Chief Executive Officer and President. Under the terms of the letter agreement, Mr. Evans will receive:

•	A base salary of $1,000,000 annually;

•	A new hire grant of 350,000 performance-based stock options with vesting contingent upon three separate stock price performance targets;

•	Participation in the annual incentive compensation plan beginning with fiscal year 2014 with a target award of 100% of base salary and a maximum opportunity of 200% of base salary;

•
Participation in the 2014-2016 cycle with a target award of approximately $4.2 million (and the mix of cash versus equity and general terms and conditions of to be determined at the beginning of the performance period); and

•
Eligibility to participate in the savings, and health and welfare benefit plans, including short-term and long-term disability programs, that are sponsored by Meritor and generally available to executive employees and payment of cash in lieu of perquisites in the amount of $34,000 annually.

This description is only a summary of, and is qualified in its entirety by reference to, the terms of the letter agreement which is filed as an exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10a – Letter Agreement dated as of September 11, 2013 between Meritor, Inc. and Ivor J. Evans

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel

Date: September 13, 2013

EXHIBIT INDEX

Exhibit No.	Description
10a	Letter Agreement dated as of September 11, 2013 between Meritor, Inc. and Ivor J. Evans